Exhibit (a)(x)

WRITTEN INSTRUMENT ABOLISHING CLASS C OF Water Island Event-Driven Fund and Water Island Credit Opportunities Fund

At a meeting duly called and held on February 23, 2021, a majority of the Trustees of The Arbitrage Funds (the “Trust”), acting pursuant to Article VI, Section 6.3 of the Trust’s Declaration of Trust, as amended to date, abolished the Class C shares of each of Water Island Event-Driven Fund and Water Island Credit Opportunities Fund, effective the later of April 27, 2021 or on the date that there are no Interests outstanding of Class C of Water Island Event-Driven Fund and Water Island Credit Opportunities Fund.

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument abolishing the Class C shares of Water Island Event-Driven Fund and Water Island Credit Opportunities Fund, effective the later of April 27, 2021 or on the date that there are no Interests outstanding of Class C of Water Island Event-Driven Fund and Water Island Credit Opportunities Fund, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date, pursuant to Article VI, Section 6.3 of the Declaration of Trust.

Dated as of: February 23, 2021

/s/ John S. Orrico
John S. Orrico, President